Exhibit 10.1

Agreement

This Agreement (“Agreement”) is entered into effective October 10, 2011 by and between Sapinda UK Ltd. (“Sapinda”) and ActiveCare, Inc., a Utah corporation (the “Company”).

WHEREAS, the Company desires to retain the services of Sapinda to provide general financial advisory services to the Company in regards to assist the Company in raising a gross amount of up to a  $10,000,000 equity line of credit for the Company (the “Financial Transaction”); and

WHEREAS, Sapinda is willing and able to accept such retention on the terms contained in this Agreement and subject to the Company’s achievement of certain accomplishments (“Milestones”) as defined in this Agreement.

Now therefore, in consideration of the covenants and promises contained herein, the parties agree as follows:

1.           Effect of Agreement.  This Agreement replaces and supersedes all previous agreements both written and verbal between the Company and Sapinda.  This is the entire Agreement and there are no verbal or other agreements between Company and Sapinda other than this Agreement.

2.           Retention.  The Company retains Sapinda as its financial advisor to provide general financial advisory services, and Sapinda accepts such retention on the terms and conditions set forth in this Agreement.  In such capacity, Sapinda shall; (i) familiarize itself, to the extent appropriate and feasible, with the business, operations, properties, financial condition, management and prospects of the Company, (ii) advise the Company on matters relating to its capitalization; (iii) evaluate alternative financing structures and arrangements; (iv) review the Company’s presentation and marketing materials and other materials used to present the Company to the investment community; (v) coordinate with the Company in marketing non-deal road shows with existing and potential investors, and (vi) provide such other financial advisory services upon which the parties may mutually agree (hereafter collectively referred to as the “Advisory Services”).  It is expressly understood and agreed that Sapinda shall be required to perform only those Advisory Services (i) as may be necessary or desirable in connection with its engagement hereunder and therefore may not perform all of the tasks enumerated above during the Term of the Agreement and (ii) which do not require any banking, broker-dealer, financial adviser, or financial services license in the United States, Germany, United Kingdom or elsewhere.  Moreover, it is understood that Sapinda’s tasks may not be limited to those enumerated in this paragraph, and that any additional services requested will be contemplated under a separate agreement. In no event shall Sapinda be obligated to offer, place or distribute any securities in the United States or to United States’ persons. Nothing in this Agreement is intended to be or shall constitute a commitment or obligation by Sapinda or any of its affiliates to provide any financing or debt or equity capital to the Company.

3.           Milestones.    Sapinda has the right to name up to two non-executive directors as nominees to the Company’s board of directors (the “Sapinda Nominees”) and the Company’s board of directors agrees to appoint the Sapinda Nominees to the Company’s board of directors with immediate effect upon Sapinda naming one and/or both Sapinda Nominees.

4.           Terms and Conditions

The equity line of credit will be available until September 30, 2014 (the “Term”) and will allow the Company to issue Draw Down Notices to the Investor from time to time as outlined below.  The Company controls the timing and amount of any draw down, subject to the following conditions.

(a)           The Term comprises two phases of the Company’s development.  During each phase, the maximum draw-down amount shall be specified as follows.  The Company may not tap into the draw-down amount of the subsequent phase unless the targeted membership numbers defined for the previous phase have been accomplished.  During each phase, the use of funding proceeds shall be restricted to the “Investments” outlined below:

	Phase 1	Phase 2	Total

Gross Funding Amount	$5,000,000	$5,000,000	$10,000,000

Membership	25,000	50,000

Investments	Management	IR/PR
	Sales and Marketing	Additional Sales and marketing
	CareCenter infrastructure	CareCenter staffing
	Finance/Billing resources	Redundant Care Center
	IT/technical Support	IT/Technical
	Operations Excellence	Operations Staffing

(b)           The funding of up to $5,000,000 for Phase 1 shall be completed by November 15th, 2011.  Under this Agreement, smaller fractions of these $5,000,000 can be funded at any time prior to November 15th, 2011.  The Company acknowledges that at the date of this Agreement it has already received funding proceeds of $900,000 which shall be fully credited against the funding of $5,000,000 for Phase 1.

(c)           After completion of Phase 1, budget submission to Sapinda and approval of these budgets by Sapinda shall be a condition precedent for the subsequent funding rounds.  Approval of such budgets by Sapinda shall not be withheld unreasonably.

(d)           At any time during the Term, the Company in its sole discretion may issue a Draw Down Notice which will commence a Pricing Period of sixty (60) consecutive trading days following the Draw Down Notice Date.  The Company shall specify in the Draw Down Notice the number of shares it requests Investor to purchase, consistent with the conditions set forth below.  Each Draw Down Notice will specify a “Safety Net Price” below which no issuance of new shares shall occur.

(e)           Only one Draw Down Notice shall be allowed in each Pricing Period.  Each closing shall occur on the first trading day following the end of the Pricing Period, or as soon thereafter as permitted by regulation (each a “Closing Date”).

(f)           The Investor agrees to honor Draw Down requests from the Company based upon a per share purchase price equal to seventy percent (70%) of the volume weighted average price (“VWAP”), as reported by Bloomberg, during the Pricing Period (“Subscription Price”).  However, in no case shall the Company have any obligation to issue shares at a Subscription Price lower than $.50 per share.

(g)           If the Subscription Price is below the Safety Net Price established in the Draw Down Notice, then the Company has the right to cancel the Draw Down request.

(h)           The securities issued to the Investor will be restricted common stock of the Company and will have the following legend on all certificates:
“The securities represented hereby have not been registered under the securities act of 1933, as amended, or any state securities laws and neither the securities nor any interest therein may be offered, sold, transferred, pledged or otherwise disposed of except pursuant to an effective registration under such act or such laws or an exemption from registration under such act and such laws which, in the opinion of counsel for this corporation, is available.”

5           Information.

(a)           In connection with Sapinda’s rendering the Advisory Services hereunder, the Company will cooperate with Sapinda and furnish Sapinda upon request with all information regarding the business, operations, properties, financial condition, management and prospects of the Company (all such information so furnished being the “Information”) which Sapinda deems appropriate and will provide Sapinda with access to the Company’s officers, directors, employees, independent accountants and legal counsel.

(b)           The Company represents and warrants to Sapinda that all Information made available to Sapinda hereunder will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or will be made.  The Company further represents and warrants that any projections and other forward-looking information provided by it to Sapinda will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable.  The Company recognizes and confirms that Sapinda; (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Advisory Services contemplated by this Agreement without having independently verified (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (iii) will not make an appraisal of any assets of the Company.

(c)           Any advice rendered by Sapinda pursuant to this Agreement may not be disclosed publicly without Sapinda’s prior written consent.  Sapinda hereby acknowledges that certain of the Information received by Sapinda may be confidential and/or proprietary, including Information with respect to the Company’s technologies, products, business plans, marketing, and other Information which must be maintained by Sapinda as confidential.  Sapinda agrees that it will not disclose such confidential and/or proprietary Information to any other companies in the industry in which the Company is involved and which have been identified by the Company to Sapinda in writing.  Sapinda will not make any representations regarding the Company that are not contained in the Information provided by the Company.  Sapinda will not disclose to any third party any information it receives from the Company that is deemed by the Company to contain material non-public information.

(d)           Within 30 days after the termination of this Agreement, Company may request that Sapinda shall destroy all documents or copies (including all copies thereof, regardless of the form thereof, whether paper, electronic or otherwise) of documents that Company provided to Sapinda and, subject to Section (e), below, all work papers, reports or other documents Sapinda prepared during the Term of this Agreement.  Notwithstanding the forgoing, Sapinda will have the right to retain a copy of Sapinda’s reports and work papers for internal use.

(e)           Upon full payment of all amounts due to Sapinda in connection with this Agreement, all right, title and interest in any deliverables Sapinda provides to Company will become Company’s sole and exclusive property, except as set forth below.  Sapinda will retain sole and exclusive ownership of all right, title and interest in its work papers, proprietary information, processes, methodologies and know how, including such information as existed prior to the delivery of the Advisory Services and, to the extent such information is of general application, anything which Sapinda may discover, create or develop during the provision of the Advisory Services.

6.           Indemnification.

(a)           Company agrees that Sapinda and its affiliated entities, including but not limited to Sapinda Deutschland GmbH and Sapinda Holding B.V., (together “Indemnified Entities”) and the Indemnified Persons (as such term is defined below) will not have any liability to Company or any other person in connection with, related to or arising out of, this Agreement, including the Advisory Services to be provided hereunder, except (i) in connection with any willful breach by Sapinda or any Indemnified Person of its obligations under Sections 4(a) through 4(d), or 10 hereof or (ii) in connection with any loss, claim, damage or liability to Company, and any action in respect thereof, that results from or arises as a result of any gross negligence, fraud, bad faith or willful misfeasance of Sapinda or any Indemnified Person or any affiliate thereof.  To the fullest extent permitted by applicable law, Company shall indemnify and hold harmless the Indemnified Entities and its advisors, managing principals, principals, directors, employees, affiliates, and each of their respective members, managers, directors, officers, employees, counsel, agents, representatives, contractors and affiliates (each such individual or entity to be referred to hereinafter as an “Indemnified Person”), from and against any loss, claim, damage or liability, joint or several, and any action in respect thereof, whether or not involving a third party, to which an Indemnified Person may be subject, insofar as such loss, claim, damage, liability or action relates to, arises out of or results from any Covered Event (as such term is defined below) or alleged Covered Event, and will reimburse such Indemnified Person upon request for all expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by such Indemnified Person in connection with investigating, defending or preparing to defend against any such loss, claim, damage, liability or action, as such expenses are incurred or paid; provided, however, that Company shall not be obligated to indemnify or hold harmless the Indemnified Entities or any Indemnified Person for any loss, claim, damage, liability or action that results from or arises as a result of any gross negligence, fraud, bad faith or willful misfeasance of the Indemnified Entities or any Indemnified Person or any affiliate thereof.  The term “Covered Event” shall mean (a) any action taken, or services performed, by an Indemnified Person, related to or consistent with the Advisory Services or the terms of this Agreement, or (b) any action taken, or omitted to be taken, by Company or any of its managers, directors, officers, employees or agents, in connection with any matter in which an Indemnified Person has been involved pursuant to this Agreement.

(b)           Limitation of Liability. In no event shall the Indemnified Entities be liable to Company for any indirect, special, incidental, consequential, punitive or exemplary damages, even if Sapinda has been advised of the possibility of such damages.

7.        Compensation.   As compensation for the Advisory Services and administration of the Equity Line of Credit, the Company agrees to pay to Sapinda with respect to any completed portion of the Financing Transaction (“Completed Financing”) entered into by the Company with any Investor(s) and upon each closing thereof, a financial advisory fee (“Financial Advisory Fee”) equal to twenty percent (20%) of the up to $10,000,000 of cash gross proceeds received by the Company from any Investor(s) for that portion of a Completed Financing received during the Term of this Agreement.  The Company confirms the receipt of $900,000 equity in August 2011 under this Agreement.  The Financial Advisory Fees shall be due and payable with respect to any investment in the Company by any Investor(s) (up to the total Financing Transaction).

 8.        Expenses.  The Company shall reimburse Sapinda all reasonable out-of-pocket expenses (including without limitation, fees and disbursements of counsel and all travel and out of pocket expenses) incurred by Sapinda in connection with the Advisory Services, provided that Sapinda will obtain Company’s prior written approval for any expense or combination of expenses in excess of $2,500.  Pre-approval of expense may be authorized by the Chief Executive Officer.  Each party is responsible for the payment of its own legal counsel in connection with the negotiation and preparation of this Agreement. Sapinda is responsible for the payment of its employees, consultants and other professionals or affiliates providing Advisory Services under this Agreement. Nothing in this Agreement shall be construed to create any contractual relationship between Company and any subcontractor or consultant of Sapinda, nor any obligation on the part of Company to pay or to see to the payment of any money due any subcontractor or consultant as may otherwise be required by law.

 9.        Future Rights.  To the extent the Financial Transaction shall be fully consummated during the Term of this Agreement, the following shall apply in addition to the compensation provided for in Section 6.  As additional consideration for its services hereunder and as an inducement to cause Sapinda to enter into this Agreement, if at any time during the Term of the Agreement or within two years from the Termination Date of this Agreement, the Company proposes to engage a third party to provide financial advisory services substantially similar to the Advisory Services to be provided under this Agreement or advisory services relating to a merger or corporate take-over transaction (a “Financial Advisory Engagement”), the Company shall first offer in writing to retain Sapinda as its exclusive advisor in connection with such Financial Advisory Engagement upon the terms proposed to be granted to the third party or more favorable terms Sapinda shall notify the Company within 30 days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention.  If Sapinda should decline such retention, the Company shall have no further obligations to Sapinda, except as specifically provided for herein.  This Section 9 shall not apply to proposed acquisitions of minority or non-controlling interests or investments in the Company, whether by merger or otherwise, by strategic partners of the Company.

10.       Non-Solicitation.  During the Term of this Agreement and for a period of twenty-four (24) months after the Termination Date, each party will not, without prior written consent of the other party, hire or attempt to hire any current or former employee of the other party or its subsidiaries or affiliates, who is or was involved in the performance of the Advisory Services hereunder.

11.       Publicity.  Each party agrees not to use the name of the other party or any of its affiliated companies in any sales or marketing publication or advertisement or make any public disclosure except as may be legally required, relating to this Agreement or the other party or any of its affiliated companies, without obtaining the prior written consent of the other party.  Specifically, Company shall not release or publish any news release, advertising or other public announcement relating to this Agreement or to the transactions contemplated herein without Sapinda’s prior review and written approval.  In addition, Company shall not use Sapinda’s corporate name, logos, trademarks or service marks without Sapinda’s prior written authorization.  Company agrees that it shall not, and shall cause its subsidiaries to not, engage in any conduct that could reasonably be expected to bring Sapinda into public disrepute, contempt, scandal or ridicule, or which might tend to reflect unfavorably on Sapinda or Sapinda’s personnel.  Sapinda agrees that it shall not, and shall cause its affiliates to not, engage in any conduct that could reasonably be expected to bring the Company into public disrepute, contempt, scandal or ridicule, or which might tend to reflect unfavorably on the Company, its affiliates and personnel, or its business.

           12.           Termination; Survival of Provisions.  Either Sapinda or the Company may terminate this Agreement in the event of a breach by the other party by observing a notice period of fifteen (15) days to the end of a calendar month (the “Termination Date”).  In the event of such termination prior to the completion of the Term, the Company shall pay and deliver to Sapinda all authorized out-of-pocket expenses of Sapinda in connection with the Advisory Services hereunder, as provided in Section 8 incurred prior to and through the Termination Date.  Sapinda shall be paid its Financial Advisory Fees payable pursuant to Section 7 to the extent the same have been earned prior to and through the Termination Date. Moreover, irrespective of when this Agreement is terminated, the compensation pursuant to Section 7 shall also be payable to Sapinda in the event that Sapinda would have earned the right to receive any compensation pursuant to Section 7 within a period of twelve (12) months following the termination date had such termination not occurred. Notwithstanding an actual or purported termination of this Agreement, the terms and provisions of Section 7, 8, 9, 10, 11, 12, 13, 14, 15, and 16 shall survive the termination of this Agreement.

           13.           Notices.  All notices provided hereunder shall be given in writing and either delivered personally or by overnight courier service or sent by certified mail, return receipt requested, or by facsimile transmission, if to Sapinda, to:

Sapinda Deutschland GmbH
Attn.: Mr. Lars Windhorst
 Friedrichstrasse 9510117 Berlin
Germany

And if to the Company, to:

ActiveCare, Inc.
Attn.: Mr. Jim Dalton, Chairman
5095 West 2100 South,
Salt Lake City, Utah, 84120
USA

Any notice delivered personally or by fax shall be deemed given upon receipt (with confirmation of receipt required in the case of fax transmissions); any notice given by overnight courier shall be deemed given on the next business day after delivery to the overnight courier, and any notice given by certified mail shall be deemed given upon the second business day after certification thereof.

           14.           Governing Law; Jurisdiction; Waiver of Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles.  The Company irrevocably submits to the exclusive jurisdiction of any court of the State of New York or the United States District Court for the Southern District of the State of New York for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, and agrees that service of process in connection with any such suit, action or proceeding may be made upon the Company in accordance with Section 12 hereof.  THE PARTIES HEREBY EXPRESSLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING UNDER THE AGREEMENT.

           15            Amendments.   This Agreement may not be modified or amended except in writing duly executed by the parties hereto.

           16.           Headings.   The section headings in the Agreement have been inserted as a matter of reference and are not part of the Agreement.

           17.           Successors and Assigns.   The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns.  Notwithstanding anything contained herein to the contrary, neither Sapinda nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party, provided however that Sapinda shall be entitled to transfer its right and duties under this Agreement to any other legal entity.

           18.           No Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any right enforceable by any person or entity not a party hereto, except those entitled to the benefits of the Indemnification Provisions.  Without limiting the foregoing, the Company acknowledges and agrees that Sapinda is not being engaged as, and shall not be deemed to be an agent or fiduciary of the Company’s stockholders or creditors or any other person by virtue of this Agreement or the retention of Sapinda hereunder, all of which are hereby expressly waived.

           19.           Waiver.  Any waiver or any breach of any of the terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or of any other term or condition, nor shall any failure to insist upon strict performance or to enforce any provision hereof on any one occasion operate as a waiver of such provision or of any other provision hereof or a waiver of the right to insist upon strict performance or to enforce such provision or any other provision on any subsequent occasion.  Any waiver must be in writing.

           20.           Counterparts. This Agreement may be executed in any number of counterparts and by facsimile transmission, each of which shall be deemed to be an original instrument, but all of which taken together shall constitute one and the same agreement.  Facsimile signatures shall be deemed to be original signatures for all purposes.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

THE parties acknowledge their acceptance and agreement of this Agreement by their execution this 10th day of October 2011, effective October 10, 2011, as indicated above.

SAPINDA UK LIMITED

By:___________________________________
Name and Title: Lars Windhorst, Geschäftsführer - Managing Director

ACTIVECARE, INC.

By: ______________________________________
Name and Title:  Mr. Jim Dalton , Chairman